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                          Variable Annuity Income Rider
                             Income4Life(SM) Solution

This Rider is made a part of the Contract to which it is attached. The Rider Effective Date is the [ Periodic Income Commencement Date ] [ Contract Date ] shown on the contract data page(s). The provisions contained here within apply in lieu of any provisions in the Contract (including any attachments to the Contract) to the contrary. This Rider will only be attached to Non-qualified Contracts. No Additional Purchase Payments to the Contract will be accepted while this Rider is in effect. The Annuitant(s) may not be changed after the Rider Effective Date.

                                  Defined Terms

Access Period - The length of time in whole years, measured from the Periodic Income Commencement Date shown on the contract data page(s), during which the Owner may elect to surrender the Contract or make Withdrawals from the Contract.

Account Value - During the Access Period, a value equal to the sum of the values of all the Accumulation Units attributable to the Contract on any valuation date. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL, or at another time of LNL's choosing.

Assumed Interest Rate - The interest rate used in calculating the Initial Periodic Income Payment. This rate may be [3%, 4%, 5%, 6% or 7%] as selected by the Owner at the Rider Effective Date. The Assumed Interest Rate selected is shown on the contract data page(s).

Lifetime Income Period - The period that begins after the Access Period, provided the Annuitant, or at least one joint Annuitant, if applicable, is then living and the Contract has not been surrendered. This period will then continue for as long as any Annuitant is living.

Lifetime Income Guaranteed Period - The period commencing at the start of the Lifetime Income Period in which Periodic Income payments are guaranteed regardless of whether any Annuitant is still surviving. The length of the Lifetime Income Guaranteed Period is determined as of the Rider Effective Date and is shown on the contract data page(s).

Periodic Income - The variable, periodic income amounts paid under this Rider to the Owner, or the Owner's designee, during the Access Period, the Lifetime Income Guaranteed Period, if applicable, and the Lifetime Income Period. Periodic Income payments may be made monthly, quarterly, semi-annually or annually, as selected by the Owner. The frequency of the Periodic Income payments is shown on the contract data page(s).

Periodic Income Commencement Date - The valuation date on which the Initial Periodic Income Payment under this Rider is calculated. The due date of the Initial Periodic Income Payment will be no more than [14] calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the contract data page(s).

Surrender Value - During the Access Period, the Account Value less any applicable Contingent Deferred Sales Charges. The Contract and this Rider will terminate upon payment of the full Surrender Value.

Withdrawals - Additional income amounts from the Account Value requested by, and paid to, the Owner during the Access Period.

              Determination of the Initial Periodic Income Payment

The Initial Periodic Income Payment will be determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an annuity factor. The annuity factor is based upon, as of the Periodic Income Commencement Date, the gender(s) and age(s) of the Annuitant(s), the frequency of the Periodic Income payment, the length of the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and when applicable the [ 1983 `a' Individual Annuity Mortality Table ], modified.

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    Determination of Subsequent Periodic Income Payments during Access Period

Each subsequent Periodic Income payment during the Access Period is determined by dividing the Account Value as of the valuation date for the due date of a Periodic Income payment by 1000 and multiplying this result by a revised annuity factor.

Prior to the death of any Annuitant, the revised annuity factor is based upon, as of the valuation date of the Periodic Income payment, the gender(s) and age(s) of the Annuitant(s), the frequency of the Periodic Income payment, the length of time remaining in the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and when applicable the [ 1983 `a' Individual Annuity Mortality Table ], modified.

After receipt of due proof of death of the first of the joint Annuitants, the next Periodic Income payment will be compared to a Periodic Income payment calculated by substituting the gender and age of the surviving joint Annuitant for the genders and ages of the Annuitants in the revised annuity factor described above. If the resulting Periodic Income payment is larger than the Periodic Income payment determined by using the genders and ages of the Annuitants, then the next Periodic Income payment and each subsequent Periodic Income payment will be determined by substituting the gender and age of the surviving joint Annuitant for the genders and ages of the Annuitants in the revised annuity factor described above. Otherwise, the genders and ages of the Annuitants will continue to be used in calculating the revised annuity factor.

After the death of the single Annuitant or the last surviving joint Annuitant, the revised annuity factor is based upon, as of the valuation date of the Periodic Income payment, the frequency of the Periodic Income payment, the remaining length of time in the Access Period and the Assumed Interest Rate.

              Determination of Subsequent Periodic Income Payments
                         during Lifetime Income Period

On the valuation date for the final Periodic Income payment during the Access Period, provided that the Annuitant, or both Annuitants if applicable, is still living, the Periodic Income payment will be converted to annuity units based on the then current annuity unit value for each applicable Variable Subaccount. If a withdrawal is made subsequent to this last valuation date, then the number of annuity units per payment from a Variable Subaccount will be reduced in proportion to the Account Value withdrawn from that Variable Subaccount.

Each subsequent Periodic Income payment during the Lifetime Income Period and Lifetime Income Guaranteed Period will be calculated by multiplying the number of annuity units per payment for each applicable Variable Subaccount by the corresponding annuity unit value and adding the results.

The annuity unit value for any valuation period for any Variable Subaccount is determined by multiplying the annuity unit value for the immediately preceding valuation period by `A' divided by `B', where

     `A' is a Variable Subaccount's accumulation unit value as of the end of the current valuation period divided by the accumulation unit value of the same Variable Subaccount as of the end of the immediately preceding valuation period.

     `B' is the `Daily Factor' raised to a power equal to the number of days in the current valuation period, and the `Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of (1/365).

                                  Account Value

During the Access Period the Account Value will be increased/decreased by any net investment gains/losses and will be reduced by Periodic Income payments made and any Withdrawals taken. At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income payments for the Lifetime Income Guaranteed Period and the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

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                         Valuation of Accumulation Units

The daily charge imposed in a Variable Subaccount for any valuation period this Rider is in effect represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the valuation period. During the Access Period, this daily charge will not exceed [ 2.10% ] on an annual basis. After the Access Period, this daily charge will not exceed [2.10%] on an annual basis. This daily charge will replace any prior daily charge provided in the Contract. This daily charge will begin on the Rider Effective Date.

                               [Persistency Credit

During the Access Period, a persistency credit, if one is determined to be payable according to the calculation described below, is paid into the Contract beginning three months after the [30th] anniversary of the Contract Date and at the end of each subsequent [three-month] period thereafter.

The amount of the persistency credit is calculated by multiplying the Account Value, less any Purchase Payments that have not been invested in this Contract for a minimum of [30] years, by the quarterly persistency credit percentage of [0.01%]. The persistency credit will be allocated to the Variable Subaccounts of the Contract in proportion to the value in each Variable Subaccount at the time the persistency credit is paid into the Contract. The persistency credits will purchase Accumulation Units from the Variable Subaccounts at the Accumulation Unit values as of the Valuation Date the persistency credits are paid into the Contract. ]

                                Withdrawal Option

During the Access Period the Owner may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal Option and the Contingent Deferred Sales Charges provisions of the Contract.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income payments. (See: Determination of Subsequent Periodic Income Payments during Access Period)

                                Surrender Option

During the Access Period, the Owner may surrender the Contract for the Surrender Value. A surrender of the Contract will be subject to the terms of the Surrender Option and Contingent Deferred Sales Charge provisions of the Contract. If the Contract is surrendered, no further Periodic Income payments will be made and the Contract and this Rider will terminate.

                         Termination of Fixed Account(s)

The availability of any Fixed Account(s) otherwise provided for in the Contract will terminate while this Rider is in effect. Before the Periodic Income Commencement Date, amounts invested in any Fixed Account must be transferred to a Variable Subaccount or withdrawn.

                  Transfer Between Variable Subaccounts Option

The Owner may direct a transfer between the Variable Subaccounts of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract.

                   Waiver of Contingent Deferred Sales Charges

Any provision in the Contract for waiving Contingent Deferred Sales Charges is replaced by the following provision. During the Access Period, Contingent Deferred Sales Charges, if any, as specified in the Surrender Option section and the Contingent Deferred Sales Charges section of the Contract, will not apply to:

     (1) Periodic Income;

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     [[(2)] Withdrawals of up to [ 5% ] of Purchase Payments where the percentages are based upon the total Purchase Payments to the Contract at the time of the current Withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed this [ 5% ] maximum; ]

     [[(3)] Withdrawals of up to [ 5% ] of Account Value in a Contract Year where the percentages are based upon the Account Value at the time of the current Withdrawal, to the extent that the sum of the percentages of the Account Value withdrawn does not exceed this [ 5% ] maximum; ]

     [[(4)] a surrender or Withdrawal as a result of the "permanent and total disability" of the Owner [, joint Owner and Annuitant] as defined in section 22{e){3) of the Internal Revenue Code subsequent to the Contract Date as shown on the contract data page(s) and prior to the 65th birthday of the Owner [, joint Owner and Annuitant ]; ]

     [[(5)] a surrender or Withdrawal of any Purchase Payment received more than 12 months prior to the onset of the "permanent and total disability" of the Owner [, joint Owner and Annuitant] as defined in section 22{e){3) of the Internal Revenue Code. Permanent and total disability must occur subsequent to the Contract Date, as shown on the contract data page(s), and prior to the 65th birthday of the disabled Owner [, joint Owner and Annuitant ]; ]

     [[(6)] a surrender or Withdrawal as a result of 90 days of continuous confinement of the Owner [, joint Owner and Annuitant ], where the 90 day period begins subsequent to the Contract Date as shown on the contract data page(s), in an accredited nursing home or equivalent health care facility; ]

     [[(7)] a surrender or Withdrawal of any Purchase Payment received more than 12 months prior to the admittance of the Owner [, joint Owner and Annuitant] into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date, as shown on the contract data page(s), and continue for 90 consecutive days prior to the surrender or Withdrawal; ]

     [[(8)] a surrender or Withdrawal as a result of the onset of a terminal illness of the Owner [, joint Owner and Annuitant] subsequent to the Contract Date as shown on the contract data page(s) that results in a life expectancy of less than [ 12 months ] as determined by a qualified professional medical practitioner; ]

     [[(9)] a surrender or Withdrawal of any Purchase Payment received more than 12 months prior to the diagnosis of a terminal illness of the Owner [, joint Owner and Annuitant]. Diagnosis of the terminal illness must be subsequent to the Contract Date, as shown on the contract data page(s), and result in a life expectancy of less than [12 months], as determined by a qualified professional medical practitioner; ]

     [[(10)] a surrender as a result of the death of the Owner, joint Owner, if applicable, Annuitant, or joint Annuitant, if applicable. ]

The Contingent Deferred Sales Charge, if any, will be waived only if LNL is in receipt of proof, satisfactory to LNL, of the exception.

                                Survivor Benefit

On the Rider Effective Date any Death Benefit previously in effect [ and its daily charge, if applicable, ] will terminate. Upon notification to LNL of any death, the Periodic Income payments may be temporarily suspended until the death claim is approved as described in the Contract. If Periodic Income payments are continued, a lump-sum payment for the value of the suspended payments as of the date the death claim is approved by LNL for payment will be made.

Prior to the Lifetime Income Period.

The Survivor Benefit will be equal to the Account Value as of the date the death claim is approved by LNL for payment. Complete distribution of the Survivor Benefit will terminate the Contract and this Rider. If a death occurs prior to the Periodic Income Commencement Date, the Survivor Benefit will be distributed according to the terms of the Contract. The following provisions apply after the Periodic Income Commencement Date.

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Death of the Annuitant
----------------------

If there are joint Annuitants, upon the first death of the joint Annuitants the Periodic Income payment will continue for as long as the surviving Annuitant lives. In lieu of continuing the Periodic Income payments, the Survivor Benefit may be elected.

Upon the death of the single Annuitant or last surviving Annuitant, the remaining length of time in the Access Period may be recalculated to equal the number of payment periods required for the current Periodic Income payment to exhaust the Account Value. This may result in the final Periodic Income payment of the recalculated Access Period being a reduced amount. The Periodic Income payments will continue until the end of the Access Period. There will be no Periodic Income payments made after the end of the recalculated Access Period. In lieu of continuing the Periodic Income payments, the Survivor Benefit may be elected.

Death of the Owner
------------------

Upon the death of any Owner that is an Annuitant, the provisions above regarding the death of the Annuitant will apply.

Upon the death of any Owner that is not an Annuitant, the Periodic Income payments will continue for as long as any Annuitant is living. If there is a single Owner, upon the death of the Owner the Survivor Benefit may be elected in lieu of continuing the Periodic Income payments. If there are joint Owners, upon the death of either joint Owner the Survivor Benefit may be elected in lieu of continuing the Periodic Income payments. [If there are more than two joint Owners, then at election of this Rider two joint Owners must be designated for the election of the Survivor Benefit.]

After the Access Period.

Death of the Annuitant
----------------------

Upon the first death of a joint Annuitant, if applicable, the Periodic Income payments will continue for as long as the surviving joint Annuitant is living.

Upon the death of the single Annuitant or last surviving joint Annuitant, the Periodic Income payments will continue for the remainder, if any, of the Lifetime Income Guaranteed Period. In lieu of continuing to receive the Lifetime Income Guaranteed Period payments, a lump-sum commuted value may be selected. If there are no remaining Lifetime Income Guaranteed Period payments, then the Contract and this Rider will terminate.

Death of the Owner
------------------

Upon the death of any Owner that is an Annuitant, the provision above regarding the death of the Annuitant will apply.

Upon the death of any Owner that is not an Annuitant, the Periodic Income payments will continue for as long as any Annuitant is living.

                   The Lincoln National Life Insurance Company

                   /s/ Mark E. Reynolds
                       Mark E. Reynolds
                       SVP & Chief Administrative Officer

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                              CONTRACT BENEFIT DATA
                             INCOME4LIFE(SM) SOLUTION

Contract Number                                  :   [ 99-9999999 ]

Primary Annuitant                                :   [ FIRST ANNUITANT ]

Age Nearest Birthday                             :   [ 65 ]

[ Secondary Annuitant ]                          :   [ SECOND ANNUITANT ]

[ Age Nearest Birthday ]                         :   [ 62 ]

Initial Periodic Income Payment                  :   [ $2,000.00 ]

Periodic Income Frequency                        :   [ MONTHLY ]

Initial Periodic Income Payment Date             :   [ JULY 1, 2001 ]

Access Period                                    :   [ 30 YEARS ]

[ Lifetime Income Guarantee Period ]             :   [ 10 YEARS ]

Periodic Income Commencement Date                :   [JUNE 18, 2001]

Assumed Interest Rate                            :   [4.00%]


BENEFICIARY DESIGNATION

     As named in the application or subsequent written designation.

                                     Page 3B

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